SECURITIES AND EXCHANGE COMMISSION

    WASHINGTON, D.C.  20549



    FORM 8-K

    CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  August 23, 1994

    PETRIE STORES CORPORATION
    (Exact Name of Registrant as Specified in Charter)

       New York                     1-6166                36-213-7966
 (State or Other Jurisdiction of   (Commission)        (I.R.S. Employer
     Incorporation)                File Number)       Identification No.)

    70 Enterprise Avenue, Secaucus, New Jersey                           07084
    (Address of Principal Executive Offices)                         (Zip Code)

    Registrant's telephone number, including area code          (201) 866-3600

                                    N/A
    (Former Name or Former Address, if Changed Since Last Report)

          Item 5.   Other Events

               On August 23, 1994, Petrie Stores Corporation, a New York corporation (the "Company"), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with WP Investors, Inc., a Delaware corporation ("WP"). Pursuant to the Stock Purchase Agreement, WP and one or more of its non-affiliated designees (collectively, the "Buyer") will purchase the shares of common stock (the "Stock Purchase") in a Delaware subsidiary of the Company ("Retail Holding Company"), to which all of the retail operations of the Company will have been transferred prior to the closing date of the Stock Purchase. The purchase price will be $190 million in cash (the "Purchase Price"). The closing of the Stock Purchase is conditioned upon, among other things, the closing of the Company's share exchange transaction with Toys "R" Us, Inc., a Delaware corporation ("Toys"), pursuant to an Acquisition Agreement between the Company and Toys, dated as of April 20, 1994 (the "Toys Agreement"). The Toys Agreement provides that the Company will transfer all of the common stock, par value $.10 per share, of Toys ("Toys Shares") held by the Company and its subsidiaries and cash to Toys in exchange for Toys Shares with an equivalent value, less approximately $115 million. The closing of the transaction with Toys is conditioned upon, among other things, the disposition of the Company's retail operations in a manner to be determined by the Company's Board of Directors and the Company receiving a private letter ruling from the Internal Revenue Service to the effect that the transactions contemplated by the Toys Agreement will not give rise to the recognition by the Company, its shareholders or Toys of a material amount of taxable income (the "IRS Ruling"). The Company's obligations under both agreements are also conditioned upon, among other things, the Company reducing its contingent liabilities, primarily retail lease guarantees, to less than $200 million and the approval of the transactions contemplated by both agreements by the holders of two-thirds of the Company's outstanding common shares. As part of the Stock Purchase, Buyer will assume a substantial portion of the Company's liabilities and the Company will retain certain contingent liabilities. Promptly after the closing of the transaction with Toys and the Stock Purchase, the Company will liquidate and distribute to its shareholders all of the Toys Shares received in the exchange, except an amount to be held in a liquidating trust to cover the Company's contingent liabilities at the closing of the Toys transaction. The Buyer's obligations to close the Stock Purchase are conditioned upon, among other things, its receipt of financing and the Company's receipt of sufficient consents from landlords. The Stock Purchase may be terminated if it is not consummated by January 31, 1995.

               Milton Petrie, Chairman of the Board of Directors of the Company, who owns approximately 60% of the outstanding and 54% of the fully diluted Shares, by act of his attorneys-in-fact, has agreed to vote his Shares in favor of the Stock Purchase pursuant to a Voting Agreement and Proxy, dated as of August 23, 1994, between Mr. Petrie and WP. Mr. Petrie is also party to a Voting Agreement and Proxy with Toys, dated as of April 20, 1994, pursuant to which, by act of his attorneys-in-fact, he has agreed to vote his Shares in favor of the transactions contemplated by the Toys Agreement.

               A copy of the Stock Purchase Agreement, dated August 23, 1994, is filed as Exhibit 10.1 to this Report and is incorporated herein by reference. A copy of the Voting Agreement and Proxy, dated August 23, 1994, is filed as
          Exhibit 99.1 to this Report and is incorporated herein by reference. A copy of the Press Release, dated August 23, 1994, announcing the signing of the Stock Purchase Agreement is filed as Exhibit 99.2 to this Report and is incorporated herein by reference. Copies of the Toys Agreement, dated April 20, 1994, and the Voting Agreement and Proxy, dated April 20, 1994, were previously filed as exhibits to the Company's Current report on Form 8-K, filed April 22, 1994, and are incorporated herein by reference.
          Item 7.  Financial Statements, Pro Forma
                   Financial Information and Exhibits

               (c)  Exhibits

          Exhibit No.    Description

            10.1         Stock Purchase Agreement, dated as of August 23,
                         1994.

            99.1         Voting Agreement and Proxy, dated as of
                         August 23, 1994.

            99.2         Press Release, issued August 23, 1994.
          Signatures

                Pursuant to the requirements of the Securities
          Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

          Dated:  August 26, 1994

                                 PETRIE STORES CORPORATION

                                 By: /s/ Peter A. Left
                                    Name:  Peter A. Left
                                    Title: Vice Chairman, Chief
                                           Operating Officer,
                                           Chief Financial Officer
                                           and Secretary

          Exhibit Index

    Exhibit                     Description

    10.1                   Stock Purchase
                           Agreement, dated as of
                           August 23, 1994.

    99.1                   Voting Agreement and
                           Proxy, dated as of
                           August 23, 1994.

    99.2                   Press Release, issued
                           August 23, 1994.